Exhibit 10.2

Execution Version

CONSENT AND AMENDMENT NO. 1 TO CREDIT AGREEMENT AND GUARANTY AND WARRANT CERTIFICATE

This CONSENT AND AMENDMENT NO. 1 TO CREDIT AGREEMENT AND GUARANTY AND WARRANT CERTIFICATE (this “Amendment”) is made as of December 9, 2024, by and between NEURONETICS, INC., as the Borrower (the “Borrower”), and PERCEPTIVE CREDIT HOLDINGS IV, LP, in its capacities as (i) administrative agent for the Lenders (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) and (ii) the Majority Lender.

RECITALS

WHEREAS, reference is made to (i) that certain Credit Agreement and Guaranty, dated as of July 25, 2024 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended or otherwise modified pursuant to this Amendment and as it may be further amended, supplemented or otherwise modified from time to time hereafter, being the “Credit Agreement”), by and among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent and (ii) that certain Warrant Certificate No. P-1, dated as of July 25, 2024 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Closing Date Warrant Certificate”; the Closing Date Warrant Certificate, as amended pursuant to this Amendment, being the “Amended Closing Date Warrant Certificate”) executed and delivered by the Borrower to the Lender on the Closing Date (as defined in the Existing Credit Agreement);

WHEREAS, the Borrower has informed the Administrative Agent that it intends to (i) acquire all of the issued and outstanding Equity Interests of Greenbrook TMS Inc. (“Greenbrook”) pursuant to the terms of the Arrangement Agreement, dated as of August 11, 2024 (the “Greenbrook Purchase Agreement”; and the Acquisition contemplated thereby, the “Greenbrook Acquisition”), by and between the Borrower and Greenbrook, and (ii) borrow a Tranche 3 Loan in a principal amount of $10,000,000 and use the proceeds thereof to finance, in part, the operations of the combined enterprise after the Greenbrook Acquisition and the related transactions contemplated by the Greenbrook Purchase Agreement (collectively, the “Greenbrook Acquisition Transactions”);

WHEREAS, as contemplated pursuant to the Greenbrook Purchase Agreement, the Greenbrook Acquisition Transactions will require certain consents and approvals of the Majority Lender, as required pursuant to the terms of the Existing Credit Agreement, including, without limitation, in respect of Section 9.05(j) and Section 11.01(k) thereof; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Majority Lender approve and consent to the consummation of the Greenbrook Acquisition Transactions, and the Administrative Agent and the Majority Lender are willing to do so subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CONSENT, WAIVER AND AMENDMENT

SECTION 1.01. Defined Terms. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Amendment (including the preambles and recitals hereto and hereof) shall have the meanings ascribed to such terms in the Existing Credit Agreement.

SECTION 1.02. Consent and Waiver. The Borrower, the Administrative Agent and the Majority Lender hereby acknowledge, consent and agree that, after giving effect to the Amendment No. 1 Effective Date (as defined below):

(a) (i) the Majority Lender shall have waived compliance with clauses (f), (g) and, solely with respect to the lien on Greenbrook’s rights, claims, actions and reliefs regarding the employee retention credits owed to TMS NeuroHealth Centers Services, LLC by the United States Internal Revenue Service granted to Madryn Fund Administration LLC pursuant to the terms of that certain Assignment Agreement, dated as of December 9, 2024, (j)(y) of the definition of “Permitted Acquisition” set forth in the Existing Credit Agreement, and (ii) so long as all other requirements set forth in such definition are satisfied pursuant to the terms of the Existing Credit Agreement, the Greenbrook Acquisition shall be deemed to be a Permitted Acquisition for all purposes of the Credit Agreement; and

(b) any term or provision of the Existing Credit Agreement or the Credit Agreement to the contrary notwithstanding, neither the Greenbrook Acquisition nor any Greenbrook Acquisition Transaction shall have resulted in a Change of Control for purposes of Section 11.01(k) of either the Existing Credit Agreement or the Credit Agreement.

SECTION 1.03. Amendments to the Existing Credit Agreement. Effective as of the Amendment No. 1 Effective Date, the Existing Credit Agreement is hereby amended as set forth below:

(a) The reference to “December 31, 2025” set forth in the first Recital of the Existing Credit Agreement, as it relates to the availability of the Tranche 2 Loan, is hereby amended and replaced with “January 31, 2026”.

(b) The following new definitions are hereby added to Section 1.01 of the Existing Credit Agreement in their respective alphabetically correct places:

“Amendment No. 1” means Consent and Amendment No. 1 to Credit Agreement and Guaranty and Warrant Certificate, dated as of the Amendment No. 1 Effective Date, by and among the Borrower, the Administrative Agent and the Majority Lender.

“Amendment No. 1 Effective Date” means December 9, 2024.

“Greenbrook Acquisition Agreement” means the Arrangement Agreement, dated as of August 11, 2024, by and between the Borrower and Greenbrook.

“Greenbrook” means Greenbrook TMS Inc.

(c) The following defined terms set forth in Section 1.01 of the Existing Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Borrowing” means, as the context may require, the borrowing of the Tranche 1 Loan on the Closing Date, the borrowing of the Tranche 2 Loan on the Tranche 2 Borrowing Date or the borrowing of a Tranche 3 Loan on any Tranche 3 Borrowing Date.

“Borrowing Date” means, with respect to the Tranche 1 Loan, the Closing Date, with respect to the Tranche 2 Loan, the Tranche 2 Borrowing Date, and with respect to a Tranche 3 Loan, any Tranche 3 Borrowing Date.

“Loans” means, collectively, the Tranche 1 Loan, the Tranche 2 Loan and any Tranche 3 Loan, and “Loan” means any of the foregoing.

“Net Revenue” means, for any applicable fiscal period, consolidated total gross revenues of the Borrower and its Subsidiaries for such fiscal period, determined on a consolidated basis in accordance with GAAP applied in a manner consistent with the audited financial statements of the Borrower for the fiscal year ended December 31, 2023, less the sum of (i) all discounts and allowances given on such revenues pursuant to customary practices of the Borrower or its Subsidiaries, (ii) amounts repaid or credited by reason of rejection, returns or recalls, rebates or bona fide price reductions (including “free” or similar highly discounted samples), during such period, (iii) excise Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use or distribution of any Products paid during such period, (iv) all one-time, extraordinary or non-recurring payments of any type or nature, in each case if any and only to the extent included in the computation of consolidated total gross revenues of the Borrower and its Subsidiaries for such fiscal period, and (v) consolidated gross revenues of Greenbrook and its Subsidiaries during any period of time ended prior to the consummation of the Acquisition contemplated by the Greenbrook Acquisition Agreement.

“Tranche 3 Borrowing Date” means, with respect to any Tranche 3 Loan, the date on which such Loan is made pursuant to the terms and conditions hereof.

(d) Section 2.01(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) On the terms and subject to the conditions of this Agreement, each Lender agrees to make the Tranche 2 Loan to the Borrower in a single Borrowing on the Tranche 2 Borrowing Date occurring after the Closing Date and on or prior to January 31, 2026.

(e) Section 2.01(c) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) On the terms and subject to the conditions of this Agreement, in the sole discretion of the Majority Lenders, the Borrower may request a Tranche 3 Loan in an aggregate principal amount not to exceed $25,000,000 for all such Tranche 3 Loans on a Tranche 3 Borrowing Date occurring on or after the Amendment No. 1 Effective Date and on or prior to June 30, 2026; provided that each such Borrowing shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire remaining amount available to borrow under this clause (c). Except for a Tranche 3 Loan of the type described in clause (y) above, all such Loans shall be borrowed in increments of $1,000,000.

(f) Section 6.02(a) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Minimum Net Revenue. The Administrative Agent shall have received evidence satisfactory to it that the Borrower and its Subsidiaries have received Net Revenue for the period of four (4) consecutive quarters ended December 31, 2025 in an aggregate amount of not less than eighty-five million dollars ($85,000,000).

(g) Section 6.02(b) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Tranche 2 Borrowing Date. The Tranche 2 Borrowing Date shall have occurred on or before January 31, 2026.

(h) Section 6.02(g) of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

(g) Tranche 2 Borrowing Date Warrant. The Initial Lender shall have received an executed counterpart of a Warrant Certificate, dated as of the Tranche 2 Borrowing Date, exercisable into 337,500 shares of the Borrower’s common stock and having an exercise price equal to the exercise price then in effect for the Closing Date Warrant Certificate, duly executed, delivered and validly issued by the Borrower.

(i) Section 6.03 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.03. Conditions to the Borrowing of a Tranche 3 Loan. After the Borrowing of the Tranche 3 Loan on the Amendment No.1 Effective Date, the Borrower may request that the Lenders (and/or, with the consent of the Majority Lenders, other Eligible Transferees) make one or more additional Tranche 3 Loans in an aggregate principal amount not to exceed $15,000,000, in each case in accordance with Section 2.01(c); provided that, notwithstanding any such request or any other term or provision of this Agreement or any other Loan Document, the making of any such Tranche 3 Loan shall be subject to the prior consent of the Majority Lenders (which consent may be provided or denied in the sole discretion of the Majority Lenders), and no Lender shall have any commitment to make or participate in the making of any such Tranche 3 Loan unless such Lender elects to participate in such Tranche 3 Loan and the Majority Lenders have provided such consent in writing to the

Borrower, the Administrative Agent and the other Lenders hereunder. In the event (and only in the event) the Majority Lenders so consent to make, and a Lender affirmatively elects to participate in, any such Tranche 3 Loan, in whole or in part, as provided above, the obligation of a Lender to fund its share of any such Borrowing of Tranche 3 Loans shall be subject to the delivery of a Borrowing Notice by the Borrower, the delivery of a funds flow memorandum by the Borrower summarizing, in reasonable detail, the application of proceeds of such Tranche 3 Loan, and the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of such customary additional conditions as the Majority Lenders may reasonably request (including, without limitation, (i) the payment of an upfront fee or equivalent in the amount of one percent (1.00%) of the aggregate principal amount of any such Tranche 3 Loan, (ii) receipt by the applicable Lender of a Warrant Certificate or Warrant Certificates, (x) exercisable into a number of shares of the Borrower’s common stock equal to the product of (1) 900,000 multiplied by (2) a fraction having a numerator equal to the aggregate principal amount of the applicable Tranche 3 Loan being borrowed hereunder and a denominator equal to $15,000,000, and (y) having an exercise price equal to the exercise price then in effect for the Closing Date Warrant Certificate, and (iii) some or all conditions of the type set forth in Section 6.01).

(j) Section 10.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.01 Minimum Liquidity. The Borrower shall at all times hold and maintain a minimum aggregate balance of (x) two million dollars ($2,000,000) from the Amendment No. 1 Effective Date until September 30, 2025 and (y) five million dollars ($5,000,000) thereafter in unrestricted cash-on-hand and Permitted Cash Equivalent Investments in one or more Controlled Accounts maintained with one or more commercial banks or similar deposit-taking institutions in the U.S. that are free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Administrative Agent for the benefit of the Secured Parties; provided, that the Administrative Agent may in its sole and absolute discretion extend the timeline set forth in clause (x) of this Section 10.01 following the Administrative Agent’s receipt and review of the Borrower’s financial statements for the fiscal quarter ended March 31, 2025 delivered pursuant to Section 8.01(a).

(k) Section 10.02 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.02 Minimum Net Revenue. On each calculation date set forth in the table below (each, a “Calculation Date”), the Borrower and its Subsidiaries shall have received Net Revenue for the period of four (4) consecutive quarters ending on such Calculation Date, in an aggregate amount not less than the corresponding amount set forth opposite such Calculation Date; provided that for the Calculation Date that is (i) March 31, 2025, Net Revenue shall be calculated for the one (1) quarter ending on such Calculation Date, (ii) June 30, 2025, Net Revenue shall be calculated for the two (2) quarters ending on such Calculation Date, and (iii) September 30, 2025, Net

Revenue shall be calculated for the three (3) quarters ending on such Calculation Date:

Calculation Date	Net Revenue
December 31, 2024	N/A
March 31, 2025	$31,500,000
June 30, 2025	$68,400,000
September 30, 2025	$107,300,000
December 31, 2025	$149,100,000
March 31, 2026	$154,400,000
June 30, 2026	$159,800,000
September 30, 2026	$165,100,000
December 31, 2026	$170,400,000
March 31, 2027	$175,700,000
June 30, 2027	$181,100,000
September 30, 2027	$186,400,000
December 31, 2027	$191,700,000
March 31, 2028	$197,000,000
June 30, 2028	$202,400,000
September 30, 2028	$207,700,000
December 31, 2028	$213,000,000
March 31, 2029	$218,400,000
June 30, 2029	$223,700,000

(l) Exhibit I to the Existing Credit Agreement is hereby replaced in its entirety by the new Exhibit I attached hereto as Annex A.

SECTION 1.04. Amendments to the Closing Date Warrant Certificate. Effective as of the Amendment No. 1 Effective Date, the following defined term set forth in the Closing Date Warrant Certificate is hereby amended and restated in its entirety to read as follows:

“Exercise Price” means a per Warrant Share price equal to $0.94.

SECTION 1.05. No Other Waivers, Amendments or other Modifications Implied or Intended. Except as set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of any Secured Party under the Existing Credit Agreement, the Credit Agreement or any other Loan Document, or alter, modify, supplement, amend or in any way affect any of the terms, obligations or covenants contained in the

Existing Credit Agreement, the Credit Agreement or any other Loan Document, all of which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of any Secured Party to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Existing Credit Agreement, the Credit Agreement or any other Loan Document.

ARTICLE II

CONDITIONS PRECEDENT

SECTION 2.01. Conditions to Effectiveness of this Amendment. The obligation of the Lenders to make a Tranche 3 Loan in total principal amount of $10,000,000 on the Amendment No. 1 Effective Date and the effectiveness of this Amendment shall be subject to (i) the delivery of a Borrowing Notice, (ii) the delivery of a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of such Tranche 3 Loan, and (iii) the prior or simultaneous satisfaction (or waiver thereof by the Administrative Agent) of each of the following conditions precedent in a manner reasonably satisfactory to the Administrative Agent (the date upon which all such conditions are satisfied or waived being the “Amendment No. 1 Effective Date”):

(a) Executed Amendment. The Administrative Agent shall have received this Amendment, duly executed by the Borrower, the Administrative Agent and each of the Lenders party hereto.

(b) Greenbrook Purchase Agreement. The Administrative Agent shall have received (i) a final copy of the Greenbrook Purchase Agreement, including the disclosure schedules and exhibits thereto, together with all other agreements and documents, if any, related thereto, in each case, duly executed and delivered by all parties thereto and in full force and effect, (ii) a summary of due diligence conducted by or on behalf of the Borrower, as applicable in connection with the Greenbrook Acquisition, (iii) summary information regarding any contingent liabilities or prospective research and development costs associated with Greenbrook, business or assets being acquired and (v) any other information reasonably requested by the Administrative Agent.

(c) Greenbrook Acquisition. The Administrative Agent shall have received satisfactory evidence that the Greenbrook Acquisition has been consummated on terms substantially consistent with the terms of the Greenbook Purchase Agreement.

(d) Secretary’s Certificate, Etc. Unless the Borrower certifies to the Administrative Agent that the certificates and other documents delivered pursuant to Section 6.01(a) of the Existing Credit Agreement on the Closing Date remain in full force and effect (without any amendment, modification, rescission, revision, repeal or supplementation since the Closing Date) as of the Amendment No. 1 Effective Date and may be relied upon by the Secured Parties as of such date, the Borrower shall deliver updated certificates and other documents equivalent to those delivered on the Closing Date pursuant to Section 6.1(a) of the Existing Credit Agreement, in each case effective as of (and true and correct as of) the Amendment No. 1 Effective Date and reasonably satisfactory to the Administrative Agent.

(e) Representations and Warranties. The statements, representations and warranties contained in Article IV below shall each be true and correct, both immediately before and after giving effect to this Amendment and the Greenbrook Acquisition Transactions, and the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, addressed to it and the Lenders and certifying as to the foregoing.

(f) Acquisition Compliance Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Greenbrook Acquisition complies with the requirements of a Permitted Acquisition other than as consented to by the Administrative Agent and the Majority Lenders pursuant to Section 1.02(a) above, which certificate shall include a summary (prepared in reasonable detail), certifying as to any contingent liabilities and prospective research and development costs associated with the Person, business or assets being acquired, if any.

(g) Costs and Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender (i) all reasonable and documented fees, costs and expenses due and payable to them pursuant to Section 14.03 of the Existing Credit Agreement (including the Administrative Agent’s and each Lender’s reasonable and documented legal fees and out-of-pocket expenses) and (ii) an amendment fee in the amount of $100,000, which in each case may be paid on the Amendment No. 1 Effective Date by way of application of proceeds of the Tranche 3 Loan to be made as of such date.

(h) Amendment No. 1 Warrant Certificate. The Lender shall have received an executed counterpart of a Warrant Certificate, dated as of the Amendment No. 1 Effective Date and in form and substance satisfactory to the Administrative Agent, exercisable into 600,000 shares of the Borrower’s common stock and having an exercise price equal to $0.94, duly executed, delivered and validly issued by the Borrower.

ARTICLE III

POST CLOSING COVENANT

SECTION 3.01. The Borrower shall have delivered to the Administrative Agent within thirty (30) days of the Amendment No. 1 Effective Date (or such later date as the Administrative Agent may agree in its sole discretion) (i) updated schedules to the Credit Agreement revised to reflect the consummation of the Greenbrook Acquisition, and (ii) a certificate executed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, addressed to it and the Lenders and certifying as to the accuracy of the schedules delivered pursuant to the foregoing clause (i). For the avoidance of doubt, the updated schedules delivered hereunder shall only be permitted to the extent that the information disclosed on such updated schedules (i) does not constitute a Material Adverse Effect, and (ii) is not otherwise materially adverse to the interest of the Lenders under the Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. To induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the Amendment No. 1 Effective Date, each of the following statements are true and correct:

(a) The Borrower has full power, authority and legal right to execute, deliver this Amendment and perform under this Amendment and any other Loan Document to which it is a party as amended hereby.

(b) The transactions contemplated by this Amendment, the Amended Credit Agreement, the Amended Closing Date Warrant Certificate and the Greenbrook Acquisition Transactions are within the Borrower’s corporate or other powers and have been duly authorized by all necessary corporate action including, if required, approval by all necessary holders of Equity Interests. This Amendment has been duly executed and delivered by the Borrower and this Amendment, the Amended Credit Agreement, the Amended Closing Date Warrant Certificate and each other Loan Document to which the Borrower is a party each constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (other than those that have been duly obtained or made and which are in full force and effect as of the Amendment No. 1 Effective Date) is required for the due execution or delivery by the Borrower of this Amendment, or performance by the Borrower of its obligations under this Amendment or each other Loan Document to which it is a party as amended hereby. The execution or delivery by the Borrower of this Amendment, or performance by the Borrower of its obligations under this Amendment or each other Loan Document to which it is a party as amended hereby, will not (i) violate or conflict with any material Law in any material respect, (ii) violate or conflict with any Organic Document of the Borrower, (iii) except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event, violate or conflict with any material Governmental Approval of any Governmental Authority, (iv) violate or result in a breach or default under any Material Agreement binding upon the Borrower that results in the termination or acceleration of such Material Agreement (or has a similar result or effect) or gives any counterparty to such Material Agreement the right to terminate or accelerate such Material Agreement (or the right to cause a similar result or effect) or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Borrower.

(d) Both immediately before and after giving effect to this Amendment and the Greenbrook Acquisition Transactions, no Default or Event of Default shall have then occurred and be continuing, or could reasonably be expected to result from the execution, delivery and performance of this Amendment, the transactions contemplated hereby or the Greenbrook Acquisition Transactions, other than a Default or an Event of Default that may have occurred or would arise solely as a result of (i) the Greenbrook Acquisition’s failure to comply with the requirements of a Permitted Acquisition and (ii) a Change of Control triggered solely in connection with the Greenbrook Acquisition.

(e) Both (i) immediately before and after giving effect to this Amendment, and (ii) immediately before giving effect to the Greenbrook Acquisition Transaction:

(i) the representations and warranties set forth in the Credit Agreement and each other Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects; and

(ii) the representations and warranties set forth in the Credit Agreement and each other Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Governing Law; Jurisdiction; Jury Trial. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York. The jurisdiction and waiver of jury trial provisions set forth in Sections 14.10 and 14.11 of the Credit Agreement, respectively, are incorporated herein by reference mutatis mutandis.

SECTION 5.02. Effect of this Amendment.

(a) On and after the Amendment No. 1 Effective Date, each reference in any Loan Document (other than this Amendment) to the Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment and each reference to the Warrant Certificate shall mean and be a reference to the Warrant Certificate, as amended by this Amendment.

(b) This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and each other Loan Documents. The Borrower agrees that all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement, the Closing Date Warrant Certificate and other Loan Documents shall, except as expressly set forth in this Amendment, remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to or modification of any other term or provision of the Existing Credit Agreement, the Closing Date Warrant Certificate or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document. Except as expressly amended by this Amendment, the Existing Credit Agreement, the Closing Date Warrant Certificate and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of the Administrative Agent or any Lender under any Loan Document or applicable Law, nor constitute a waiver of any provision of the Credit Agreement.

SECTION 5.03. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Existing Credit Agreement, the Closing Date Warrant Certificate, any other Loan Document or any Obligation thereunder.

SECTION 5.04. Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

SECTION 5.05. Binding Nature. The provisions of this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent.

SECTION 5.06. Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

SECTION 5.07. Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

SECTION 5.08. Integration. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all previous agreements and understanding, oral or written, relating to the subject matter hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER:

NEURONETICS, INC.

By	/s/ Keith J. Sullivan
Name: Keith J. Sullivan
Title: President and Chief Executive Officer

ADMINISTRATIVE AGENT AND MAJORITY LENDER:

PERCEPTIVE CREDIT HOLDINGS IV, LP

By: PERCEPTIVE CREDIT OPPORTUNITIES GP, LLC, its general partner

By	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Annex A

[See attached.]